EXHIBIT 10 (s)

Broadcast Agreement with ATEL TV

[KARMA MEDIA: Business with a Conscience™]

Contrato de Radiodifusión

Entre POR ATEL TV (en adelante denominado "el Emisor"), domiciliado en Venezuela por una parte, y por la otra Karma Media Inc., con oficinas corporativas localizadas en 927 S. Azusa Ave. Suite C, City of Industry, California 91748 convienen en celebrar el presente CONTRATO DE RADIODIFUSION.

Términos del Contrato

El Emisor acepta poner al aire el programa de televisión llamado Estelle's Paradise, de 30 minutos, distribuido por Karma Media Inc.  La emision comenzará antes de la semana Julio de 2004 por un mínimo de 26 semanas consecutivas.  Cualquiera de las partes puede concluir este acuerdo por cualquier razón con un aviso previo de 60 días.  Este acuerdo es renovable automáticamente a menos que cualquiera de las partes desea cambiar todas o una parte de los términos contenidos en este acuerdo.  El Emisor acepta poner al aire Estelle's Paradise al menos una vez a la semana entire las horas 6AM y 12 de la noche.  Siempre que estos requerimientos mínimos sean cumplidos, el emisor tendrá el permiso de Karma Media Inc. para poner al aire cada episodio.  El emisor proveerá a Karma Media Inc. las grillas do programas de manera anticipada a las fechas de a emisión.

El Emisor y Karma Media Inc. podrán dividir el tiempo comercial en mitades iguales, durante cada puesta al aire de Estelle's Paradise.  El tiempo se divide de la siguiente manera: 4 minutos para el Emisor y 4 minutos para Karma Media.

Karma Media entregará episodios de Estelle's Paradise en formato MiniDV puntualmente para que el Emisor tenga tiempo suficiente para repasar cada episodio en forma previa a la emisión.  En caso de que el Emisor considere up episodio inutilizable, Karma Media hará todos los esfuerzos correspondientes para reemplazarlo o el Emisor podra reemplazarlo con un episodio emitido anteriormente.

El Emisor acepta introducir comerciales por direccion de Karma Media y acepta además proveer a Karma Media declaraciones juradas o un registro de transacciones para confirmar que las emisiones fueron puestas al aire apropriamente.

El Emisor admite que está estrictamente prohibida la reventa, dar la licencia o canjear Estelle’s Paradise a algun otro Emisor o a otra persona no mencionada en este contrato.

En prueba de absoluta conformidad, a continuacion firman ambas partes los términos y condiciones de este acuerdo y reconocen que estan autorizados a ejecutarlo.

/s/	Fecha:	06/02/2004
Emisor

/s/	Fecha:	06/04/2004
Karma Media

9660 Flair Drive, Suite 328 El Monte, CA 91731 • Tel. 310-397-1200 • Fax 310-398-2211